ALBERT WONG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
7th Floor, Nan Dao Commercial Building
359-361 Queen's Road Central
Hong Kong
Tel : 2851 7954
Fax: 2545 4086

ALBERT WONG
B.Soc., Sc., LL.B., P.C.LL., Barrister-at-law, C.P.A.(Practising).

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 or amendment thereto of our report dated March 29, 2008, except for Note 22, as to which the date is July 28, 2008, relating to the consolidated financial statements and related notes of Yanglin Soybean, Inc., for the years ended December 31, 2007, 2006, 2005 and 2004 and subsequent financial statements and related notes for the quarter ended June 30, 2008.

Albert Wong & Co.
Hong Kong
Dated: August 22, 2008